UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIGIMARC CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR PARTICIPATION IS REQUESTED

PLEASE ACT TODAY TO VOTE YOUR PROXY

April 20, 2026

Dear Digimarc Corporation Shareholder:

The Annual Meeting of Shareholders of Digimarc Corporation ("Digimarc" or the "Company") is fast approaching - scheduled to be held on April 30, 2026. Our recent records indicate that you have not yet voted your shares. Your vote is extremely important this year. Please vote promptly to participate in this year’s important agenda and the future of your investment.

The Digimarc Board of Directors recommends that shareholders vote “FOR” each proposal on the meeting agenda.

As previously mentioned, passage of Proposal 1 - Reorganization Proposal is very important for all shareholders. If approved Digimarc will become a wholly owned subsidiary of Digimarc Parent, Inc. (“Holdings”), and your shares will automatically be exchanged for the same number of shares of Holdings, which will be substantially equivalent in all material respects to the rights, powers, and economic ownership of the shares of Company common stock you currently hold.

Digimarc expects to realize substantial cash savings as a result of the reorganization. In addition, the reorganization is expected to reduce share dilution, aid the Company in attracting and retaining the key talent needed to drive and support company growth as well as provide for robust succession planning, and further align compensation with shareholder value creation.

Just recently, both Institutional Shareholder Services (ISS) and Glass, Lewis & Co., the two largest and most respected proxy advisory firms, have recommended that its clients (large institutional holders) vote “FOR” the Reorganization Proposal Proposal.

Please vote your shares today. Internet and telephone voting are available to promptly register your vote. Please follow the instructions on the proxy card or voting instruction form sent to you in order to vote electronically.

If you need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (877) 674-6273.

On behalf of the Board of Directors, thank you for your participation and continued support.

Sincerely,

/s/ Katie Kool

Katie Kool

Chairman, Digimarc Corporation Board of Directors